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                                                                    EXHIBIT 99.1

                          INVESTMENT BANKING AGREEMENT

This Investment Banking Agreement dated as of July 27, 2003, by and between RUBIN INVESTMENT GROUP, INC. ("RIG") with a principal place of business at 10940 Wilshire Blvd., 16th Floor, Los Angeles, California 90024, and AUGRID CORPORATION (the "Company") with a principal place of business at 2275 East 55th Street, Cleveland, Ohio 44103.

                              W I T N E S S E T H:
                              - - - - - - - - - -

WHEREAS, the Company desires that RIG shall engage in services provided of the Company for the period of one (1) year, July 27, 2003 to July 27, 2004. RIG is hereby engaged to provide merger and acquisition advisory and consulting services in connection with the business and operations of the Company.

RIG will furnish to Company a sixteen page internal merger "evaluation report" (upon completion of due diligence) which will include a detailed financial analysis of the Company and its financial projections for the next twelve months. The evaluation report will also provide a detailed description of the company and industry, including comparables, and will state a proposed valuation range which will be used for any corporate finance activities to be needed by the Company.

Once a proposed transaction has been approved by the Company, a letter of intent of the transaction will be provided.


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NOW, THEREFORE, the parties hereto agree as follows:

1. DUE DILIGENCE. RIG shall engage in due diligence of the Company, as it deems appropriate. In order for RIG to conduct a thorough financial analysis of the company, the Company shall provide RIG with financial information, including public filings and historical financial statements, corporate business plans, sales contracts, customer lists, letters of intent for acquisitions or other business activities, as well as use of proceeds if the Company is seeking capital in the form of equity or debt financing. To analyze both the current and historical trading activities of the Company, RIG will need to review Depository Trust Company (DTC) Sheets, Shareholder Lists, Names of Beneficial Owners (NOBO) lists and such other information reasonably requested by RIG. This information will be used in conjunction with the proposed equity valuation to determine a proposed valuation range for any equity offerings.

1. TERM. This Agreement shall be for a one (1) year period of time necessary for RIG to conduct investment banking and other consulting activities.

2. COMPENSATION. As compensation to RIG for performing Investment Banking, Advisory, Consulting Services and Merger and Acquisition work relating to strategic merger and acquisition candidates selected by RIG, the Company ("AuGrid Corporation") shall give RIG an option to purchase two hundred thirty million shares (230,000,000) of the companies (AGRD) stock at a purchase price of one cent ($.01) per share upon execution of this Agreement.

3. INDEPENDENT CONTRACTORS. RIG is an independent contractor and not an agent, servant or employee of the Company. RIG shall have no authority to bind the Company.

4. CONFIDENTIALITY. RIG agrees that it will not at anytime during the term of this Agreement and at any time thereafter, disclose any confidential knowledge or information regarding the

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Company to any persons unless it receives the written consent of the Company to such disclosure or the information ceases to be confidential by reason of (i) its public disclosure by the Company, (ii) its becoming generally and publicly known, or (iii) its becoming known to RIG through a third party who is not bound by any confidentiality agreement.

5. NO LIABILITY AND INDEMNIFICATION. The Company recognizes that RIG will be using and relying upon data, materials and other information furnished to it by the Company and its employees, auditors and representatives and upon other information contained in reports and statements relating to the Company, and the Company confirms that RIG may rely upon such data, materials and information without independent verification and that RIG does not assume responsibility for the truthfulness, accuracy or completeness of such information whether or not RIG makes any independent verification.

      In the absence of gross negligence, neither RIG nor any associate, officer, employee, affiliate, director or stockholder of RIG shall be subject to any liability to the Company or to any officer, employee, director or stockholder of the Company, for any act or omission in the course of, or in connection with, or for any error, inaccuracy or omission, material or otherwise, which may appear in any review document or other information furnished to or on behalf of the Company.

      The Company agrees to indemnify and hold RIG and its associates, officers, employees, affiliates, directors and stockholders harmless from and against any and all losses, claims, damages or liabilities, joint or several, to which RIG may become subject in connection with the transactions referred to herein under any of the Federal securities laws, under any other statute, at common law or otherwise, and to reimburse RIG for any legal or other expenses (including the cost of any investigations and preparation) reasonably incurred by RIG arising out of or in connection with any action or claim in connection therewith whether or not resulting in any liability;

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provided, however, that the Company shall not
be liable in any such case to the extent that any such loss, claim, damage or liability is found in a final judgment by a court to have resulted from RIG gross negligence.

      In the event that any action, suit or proceeding is brought against RIG in respect of which indemnity may be sought against the Company pursuant to this Agreement, RIG shall, if a claim in respect thereof is to be made against the Company under this Agreement, promptly notify the Company in writing of the institution of such action, suit or proceeding, and the Company shall be entitled to assume the defense of such action, suit or proceeding, including the employment of counsel satisfactory to RIG and the payment of expenses in connection with such action, suit or proceeding. RIG shall have the right to employ its own counsel in any such case, the fees and expenses of such counsel to be at the expense of RIG unless the employment of such counsel shall have been authorized in writing by the Company, or the Company shall have failed in its obligation to employ counsel to take charge of such defense, or the use of joint counsel presents, in the opinion of such counsel, a conflict for such counsel or prevents, in the opinion of such counsel, such counsel from adequately representing the interests of each of the Company and RIG , in any of which events such reasonable fees and expenses of counsel employed by RIG shall also be borne by the Company.

      If for any reason the foregoing indemnification is unavailable to RIG or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by RIG as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company, its shareholders and/or its affiliates on the one hand and RIG on the other but also the relative fault of the Company and RIG, as well as any relevant equitable considerations.

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      The obligations of RIG hereunder are intended solely for the benefit of the Company and RIG shall not have any obligation hereunder to any parties other than the Company.

6. NON-DISCLOSURE. No person or entity, other than the Company, shall be entitled to make use of or rely upon the advice, services or materials rendered or prepared by RIG hereunder and the Company shall not directly or indirectly disseminate, distribute or otherwise make available any advice, services or materials prepared by RIG without prior RIG consent.

7. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding of the parties hereto and supercedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, and may not be modified or amended or any of its terms or provisions waived or discharged, except in writing, signed by the party against whom such modification, waiver or discharge is sought to be enforced. This Agreement is not assignable without the prior written consent of the other party.

      Each of RIG and the Company represents that this Agreement has in all respects been duly authorized, executed and delivered by and on behalf of itself. The covenants of the Company contained in the paragraphs under the headings "No Liability and Indemnification" and "Non-Disclosure" shall survive expiration of the term. During the term, RIG shall be free to consult and conduct business for and with others, including competitors of the Company and to engage in activities similar to those contemplated hereunder whether for its own account or for the account of others. All RIG and its obligations in connection herewith shall be interpreted, construed and enforced in accordance with and governed by the applicable laws of the State of California. RIG and the Company consent to the jurisdiction of the Federal and State courts located in Los Angeles, California for the commencement of any action arising out of this Agreement.

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      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written.

                                          RUBIN INVESTMENT GROUP, INC.

                                          By: /s/ Dan Rubin
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                                              Dan Rubin
                                              Chief Executive Officer

                                          AUGRID CORPORATION

                                          By: /s/ MJ Shaheed
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                                              M J Shaheed
                                              Chairman,CEO,President




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